Exhibit B-2
                 SECOND AMENDED AND RESTATED
                  TAX ALLOCATION AGREEMENT


This Second Amended and Restated Agreement, dated as
of August   , 2004, is made by and among Northeast
Utilities (the "Parent Company") and The Connecticut
Light and Power Company, Western Massachusetts
Electric Company, Holyoke Water Power Company,
Northeast Utilities Service Company, Northeast
Nuclear Energy Company, Holyoke Power and Electric
Company, The Rocky River Realty Company, The
Quinnehtuk Company, Charter Oak Energy, Inc.,  Public
Service Company of New Hampshire, Properties, Inc.,
North Atlantic Energy Corporation, North Atlantic
Energy Service Corporation, Select Energy
Contracting, Inc., CL&P Receivables Corporation,
Select Energy Services, Inc., Reeds Ferry Supply Co.,
Inc., HEC/Tobyhanna Energy Project, Inc., NU
Enterprises, Inc., Northeast Generation Services
Company, Northeast Generation Company, ES Boulos
Company, NGS Mechanical, Inc., Woods Network
Services, Inc., Woods Electrical Co., Inc., Mode 1
Communications, Inc., Select Energy, Inc., Select
Energy New York, Inc., Yankee Energy System, Inc.,
Yankee Gas Services Company, Yankee Energy Financial
Services Company, Yankee Energy Services Company and
Norconn Properties, Inc., and any other corporations that become a member of the Parent Company's affiliated group and execute a duplicate copy of this Agreement or consent to be included in the Parent
Company's consolidated federal income tax return
(hereinafter collectively "subsidiaries" and singly
"subsidiary") in accordance with rule 45(c).(1) The subsidiaries join in the annual filing of a consolidated federal income tax return with the Parent Company. References to rule 45 are to rule 45 of the Public Utility Holding Company Act of 1935.

     For purposes of this Agreement, the following terms shall have the meanings specified below:

     "Acquisition indebtedness" means indebtedness incurred by NU to finance the acquisition (including related costs) by NU of all of the issued and outstanding stock of the Yankee Energy System, Inc.
and any renewals or extensions thereof. Acquisition
Indebtedness also includes indebtedness incurred by NU for the purpose of refinancing the indebtedness relating to the acquisition (including related costs) of all of the issued and outstanding stock of Yankee
Energy System.

     "Consolidated tax" means the aggregate tax liability for a tax year, being the tax shown on the consolidated return and any adjustments thereto thereafter determined. The consolidated tax will be the refund if the consolidated return shows a negative tax.

     "Corporate tax credit" is a negative separate return tax of an associate company for a tax year, equal to the amount by which the consolidated tax is reduced by including a net corporate taxable loss or other net tax benefit of such associate company in the consolidated tax return.

     "Corporate taxable income" is the income or loss of an associate company for a tax year, computed as though such company had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect. It shall be further adjusted to allow for applicable rights accrued to the associate company under paragraphs (c)
(4) and (5) of Rule 45 or under prior rules or orders, on the basis of other tax years, but carryovers or carrybacks shall not be taken into account if the associate company has been paid a corporate tax credit therefor. If an associate company is a member of the registered system's consolidated tax group for only part of a tax year, that period will be deemed to be its tax year for all purposes under paragraph (c) of Rule 45.

     "Separate return tax" is the tax on the
corporate taxable income of an associate company computed as though such company were not a member of a consolidated group.

In consideration of the mutual benefits and obligations provided for herein, the Parties to this Agreement hereby agree that the consolidated tax, of the Parent Company and the subsidiaries shall be allocated as follows:

1. APPORTIONMENT OF PARENT COMPANY LOSS. The taxable income or loss of the Parent Company shall be computed on a separate return basis. The Parent
Company may not avail itself of net operating losses since Rule 45(c)(4) and (5) are applicable to only subsidiaries. In apportioning the Parent Company taxable income or loss, it will exclude the interest associated with Acquisition indebtedness. If the net effect remaining is a loss, such loss will be apportioned to the profitable subsidiaries based on paragraph 2. If the net effect remaining is taxable income, the Parent Company will pay its own tax liability without regard for any prior or future net operating losses.

2. ALLOCATION OF CONSOLIDATED TAX. The consolidated tax, exclusive of capital gains taxes (see paragraph
(3)), and the alternative minimum tax (see paragraph
(7)), and before the application or recapture of any credits (see paragraph (4)) and the results of any special benefits (see paragraph (5)), shall be allocated among the subsidiaries based on their corporate taxable income or loss, computed without regard to net capital gains or losses, and after the application of paragraph (1). Subject to the limitation provided in paragraph (10), such consolidated tax allocated to a subsidiary, which may be either positive or negative, shall be equal to the corporate taxable income of the subsidiary (after elimination of capital gains and losses) multiplied times the highest effective corporate federal income tax rate set forth in Section 11 of the Code.
However, no company shall receive a negative allocation greater (in absolute value) than the amount by which its loss has reduced the consolidated tax liability. Conversely, a company shall receive a negative allocation for any loss or deduction it cannot use currently to the extent such loss or deduction reduces the consolidated tax liability. If the consolidated tax liability is greater than the aggregate tax on the corporate taxable income of the Parent Company and each subsidiary ("separate return tax"), then no subsidiary shall receive an allocation greater than its separate return tax, and the Parent
Company shall be liable for the excess of the consolidated tax over the sum of the separate return taxes of the subsidiaries, subject to recovery in later years from subsequent consolidated tax benefits.

3. ALLOCATION OF CAPITAL GAINS TAXES. The portion of the consolidated tax attributable to net capital gains and losses shall be allocated directly to the subsidiaries giving rise to such items. The effects of netting capital gains and losses in the current year shall follow the principles of paragraph (2).
The effects of capital loss carrybacks or carryforwards shall follow the principles of paragraph (6). See rules 45(c)(3) and 45(c)(5).

4. ALLOCATION OF GENERAL BUSINESS CREDITS. General business credits arising in a particular year shall be allocated among the subsidiaries giving rise to such credits by multiplying the amount of consolidated general business credits for such year utilized by a fraction, the numerator of which is the amount of general business credit of the subsidiary for such year and the denominator of which is the total amount of general business credit of all such subsidiaries for such year. If the consolidated group is in a credit carryforward situation, the utilized credit shall be allocated based on the vintages that comprise the utilized credit. For purposes of the consolidated return, the credits utilized are determined on a first-in first-out basis with all credits generated by all subsidiaries in the earliest year utilized first before credits generated in a subsequent year can be utilized. For purposes of allocating the credits pursuant to this agreement, and in accordance with the separate return limitation of paragraph (10), the credits utilized shall be determined on a first-in first-out basis with the credits generated by subsidiaries allocated positive taxes in paragraphs (2) and (3) utilized first, for all available vintages, before credits generated by subsidiaries allocated negative taxes in paragraphs
(2) and (3) are utilized. If the vintages of credits utilized pursuant to this agreement differ from those utilized according to the consolidated return for a subsidiary, then the vintages of credits utilized pursuant to this agreement shall be exchanged among the affected subsidiaries. General business credits that are lost due to reductions, limitations and expirations imposed by the Code or the regulations thereunder shall be allocated in an appropriate and reasonable manner.

5. ALLOCATION OF SPECIAL BENEFITS Any special benefits, such as the effects of Section 1341 of the Code, shall be allocated directly to the subsidiaries giving rise to them.
See Rule 45(c)(3).

6.   ALLOCATION OF A NET OPERATING LOSS. Should the
Parent Company's affiliated group generate a net operating loss for a tax year, each company shall first receive an allocation of consolidated tax, which may be either positive or negative, as provided in paragraph (2); provided, however, a negative allocation of the consolidated tax shall be made only to the extent that corporate taxable income reduces consolidated tax for such tax year. The current consolidated net operating loss shall then be apportioned to each subsidiary with a taxable loss and carried back or forward to year(s) when the consolidated net operating loss can be utilized. The consolidated reduction in tax resulting from the carryback or carryforward of the net operating loss shall be apportioned to loss subsidiaries in accordance with paragraphs (2) through (5). See rule
45(c)(5). For purposes of the consolidated return, the utilization of net operating losses carried back or carried over is determined on a first-in first-out basis with all net operating losses generated by all subsidiaries in the earliest year utilized first before net operating losses generated in a subsequent year can be utilized. For purposes of allocating the net operating losses pursuant to this Agreement, and in accordance with the separate return limitation of Paragraph (10), the net operating losses utilized shall be determined on a first-in first-out basis with the net operating losses generated by subsidiaries allocated positive taxes in Paragraphs
(2) and (3) utilized first, for all available vintages, before net operating losses generated by subsidiaries allocated negative taxes in Paragraphs
(2) and (3) are utilized. If the vintages of net operating losses utilized pursuant to this Agreement differ from those utilized according to the consolidated return for a subsidiary, then the vintages of net operating losses utilized pursuant to this Agreement shall be exchanged among the affected subsidiaries. Net operating loss carryovers that are lost due to reductions, limitations and expirations imposed by the Code or the regulations thereunder shall be allocated in an appropriate and reasonable manner. See Rule 45(c)(5).

7.   ALLOCATION OF ALTERNATIVE MINIMUM TAX OR CREDIT.
Any portion of the consolidated tax that is attributable to alternative minimum tax
("Consolidated AMT") shall be allocated in a positive amount to each subsidiary with "tentative minimum tax," as defined in Section 55(b)(1) of the Code
(determined following the principles used to compute each subsidiary's separate return tax), which for purposes of this Agreement can be positive or negative, ("Separate Return Tentative Minimum Tax"), in excess of the "regular tax," as defined in Section
55(c) of the Code (determined following the principles used to compute each subsidiary's separate return tax), allocated to such subsidiary in accordance with this Agreement (except paragraph
(10)), which for purposes of this Agreement can be positive or negative ("Separate Return Regular Tax").
Consolidated AMT shall be allocated to each such subsidiary by multiplying Consolidated AMT by a fraction the numerator of which is the amount by which the subsidiary's Separate Return Tentative
Minimum Tax exceeds such subsidiary's Separate Return
Regular Tax and the denominator of which is the sum of the amounts by which the Separate Return Tentative
Minimum Tax of the subsidiaries to which an allocation of Consolidated AMT is made exceeds the Separate Return Regular Tax allocated to such subsidiaries. If the regular tax portion of the consolidated tax is reduced by reason of a "minimum tax credit," as defined in Section 53 of the Code, the benefit of such minimum tax credit shall be allocated to the subsidiaries that (by having an alternative minimum tax liability allocated to them in a prior year) generated such minimum tax credit, with the earliest liabilities being allocated such minimum credit first. See Rules 45(c)(3) and 45(c)(5). The allocation of any "alternative tax net operating loss deduction," as defined by Section
56(d) of the Code, shall follow the principles of paragraph (6).

8. OTHER FEDERAL TAXES, BENEFITS AND CREDITS. Taxes, tax benefits and credits against consolidated tax that are not specifically addressed herein and for which allocation under paragraph (2) is not appropriate shall be allocated following the principles set forth in paragraphs (3) through (7) in order to allocate the material effects of such tax, tax benefit or credit to the subsidiary to which it is applicable. See Rule 45(c)(3).

9. PAYMENTS FOR ALLOCATIONS. A subsidiary with a net positive allocation shall pay the Parent Company the net amount allocated in the amounts and on the dates indicated by the Parent Company, while a subsidiary with a net negative allocation shall receive payment from the Parent Company in the amount of its negative allocation on the same dates indicated by the Parent
Company. The payment made to a subsidiary with a negative allocation should equal the amount by which the consolidated tax is reduced by including the subsidiary's net corporate tax loss in the consolidated tax return. The Parent Company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments. See rule
45(c)(5).

10. SEPARATE RETURN LIMITATION. No subsidiary shall be allocated a federal income tax which is greater than the federal income tax computed as if such subsidiary had always filed a separate return. See rule 45(c)(2). If the federal income tax otherwise allocated to a subsidiary under this Agreement is greater than the federal income tax computed as if such subsidiary had always filed a separate return, the Parent Company shall be liable for such excess, subject to recovery in later years from subsequent consolidated tax benefits.

11.  STATE TAX LIABILITIES. (a) Generally and New
Hampshire Business Profits Tax for Tax Years Ending on or Before December 31, 1997. Any current state income tax liability or benefit associated with a state income tax return involving more than one subsidiary shall be allocated to such subsidiaries doing business in such state following the principles set forth herein for current federal income taxes, except that solely for purposes of allocating the New
Hampshire business profits tax for any tax year ending on or before December 31, 1997, all of the New
Hampshire business profits tax benefits available to a New Hampshire subsidiary (regardless of whether such benefits are used in the computation of the actual unitary tax liability of the group) shall be used in determining the allocation of such tax among the subsidiaries according to the following priority:
(a) tax credits, (b) tax losses, and (c) other benefits, provided, however, that no New Hampshire subsidiary shall be reimbursed for any credit against the New Hampshire business profits tax used by another subsidiary until such time as the New
Hampshire subsidiary that generated such tax credit could have utilized such credit to offfset its New
Hampshire business profits tax liability and provided further that in no event shall the New Hampshire business profits tax liability allocated to any subsidiary exceed the separate return tax liability of such subsidiary. (See rule 45(c).

   (b)     States with Unitary Reporting for Tax
Years Beginning After December 31, 1997.
Notwithstanding the preceding sentence, for purposes of allocating any current state income tax liability that is determined on the basis of unitary reporting and that is associated with a state income tax return involving more than one subsidiary ("Unitary Tax
Liability"), any such current Unitary Tax Liability shall be allocated, first, to subsidiaries with a positive income tax liability with respect to such state determined following the principles used to compute the subsidiary's separate return tax
("Separate Unitary Return Tax") in an amount equal to each such subsidiary's Separate Unitary Return Tax;
then

   (i)     if the current Unitary Tax Liability is
   less than the aggregate Separate Unitary Return
   Tax of the subsidiaries with positive Separate
   Unitary Return Tax ("Unitary Tax Benefit"), second, in a negative amount to the Parent
   Company in an amount equal to the lesser of the Unitary Tax Benefit with respect to such state or the Unitary Tax Detriment (as hereinafter defined) from a prior year that has not been recovered in a prior year, third, in a negative amount to each subsidiary with a corporate tax credit from such state that was unavailable in determining such subsidiaries' Separate Unitary
   Return Tax ("Unavailable Credit") (provided, however, that such corporate tax credit was available in such state to the unitary group for such state) in an amount equal to the lesser of the Unitary Tax Benefit (less any amount allocated by clause second of this paragraph
   (11)(b)) or the sum of the Unavailable Credit of all subsidiaries with Unavailable Credit multiplied by a fraction (A) the numerator of which is the Unavailable Credit of the subsidiary and (B) the denominator of which is the sum of the Unavailable Credits for all subsidiaries with Unavailable Credit; fourth, in a negative amount to each subsidiary having negative Separate
   Unitary Return Tax in an amount equal to the lesser of the Unitary Tax Benefit (less any amounts allocated by clauses second and third of this paragraph (11)(b) or the sum of the Separate
   Unitary Return Tax of all subsidiaries with negative Separate Unitary Return Tax multiplied by a fraction (A) the numerator of which is the Separate Unitary Return Tax of the subsidiary and
   (B) the denominator of which is the sum of the Separate Unitary Return Tax of the subsidiaries having negative Separate Unitary Return Tax, and, fifth, in a negative amount to each subsidiary having positive Separate Unitary Return Tax in an amount equal to the Unitary Tax Benefit (less any amounts allocated by clauses second, third and fourth of this paragraph (11)(b) multiplied by a fraction (A) the numerator of which is the Separate Unitary Return Tax of the subsidiary and
   (B) the denominator of which is the sum of the Separate Unitary Return Tax of the subsidiaries having positive Separate Unitary Return Tax; or

   (ii)    if the current Unitary Tax Liability is
   in excess of the aggregate Separate Unitary
   Return Tax of the subsidiaries with positive
   Separate Unitary Return Tax ("Unitary Tax
   Detriment"), second, to the Parent Company in the amount of the Unitary Tax Detriment, subject to recovery in later years from subsequent
   Unitary Tax Benefits.  (See Rule 45(c)).

   (c)     Payments for Allocations of State Tax
Liabilities. Payments of positive and negative allocations of state income tax liabilities and of net current state income tax liabilities of the Parent Company and the subsidiaries shall follow the principles set forth in paragraph (9).

12. FILING TAX RETURNS. The Parent Company shall prepare and file the consolidated federal income tax return for the subsidiaries that are parties to this Agreement. The Parent Company shall act as the sole agent for each subsidiary with respect to the payment of any liability shown on the federal income tax return and for all other purposes required by Treas.
Reg. ss. 1.1502-77(a). The Parent Company or designated subsidiary may act as an agent for each subsidiary doing business in a state with respect to the payment of any liability shown on the state income tax returns of such state

13. ADJUSTMENT OF TAX LIABILITY. In the event that the consolidated federal or state income tax liability for any year is redetermined subsequent to the allocation of the consolidated tax liability reported for that tax year, the redetermined tax liability shall be allocated pursuant to this Agreement as if the adjustments and modifications related to the redetermination had been a part of the original return. In the case of a negotiated adjustment not involving an item-by-item modification of the consolidated return, the amount of the adjustment shall be distributed in an appropriate and reasonable manner. Any interest or penalties associated with the underpayment or overpayment of tax shall be allocated based on the allocation of the underlying underpayment or overpayment of tax.

14. EFFECTIVE DATE. This Agreement amends and restates the prior Amended and Restated Tax
Allocation Agreement relating to the allocation of federal and state income tax liability dated January
1, 1990, as heretofore amended by the First Amendment thereto dated October 26, 1998 and the Second
Amendment thereto dated March 1, 2000, by replacing in full such prior agreement. This Agreement shall be effective for allocation of the current federal and state income tax liabilities of the consolidated group for taxable year beginning January 1, 2004 and all subsequent years until this Agreement is further amended in writing by each such company which is or becomes a party to this Agreement. For any party to this Agreement that became a member of the Parent
Company's affiliated group after January 1, 2004, this Agreement shall be effective as of the date such subsidiary became a member of the affiliated group.
If at any time any other company becomes a member of the Parent Company's affiliated group, the parties hereto agree that such new member may become a party to this Agreement by (i) executing a duplicate copy of this Agreement or (ii) consenting to be included in a consolidated federal income tax return that includes the Parent Company. If at any time any company ceases to be a member of the Parent Company's affiliated group, such company shall no longer be a party to this Agreement, but such company shall continue to be bound by this Agreement as to the taxable year in which such company leaves the Parent
Company's affiliated group and all prior taxable years in which such company was a member of the Parent Company's affiliated group.

15.  FILING WITH SECURITIES AND EXCHANGE COMMISSION.
In accordance with rule 45(c)(6), this Agreement shall be filed as an Exhibit to the Parent Company's
Annual Report to the Securities and Exchange
Commission on Form U5S.

16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

18. MISCELLANEOUS. This Agreement contains the complete agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No term or provision of this Agreement shall be construed to confer a benefit upon, or grant a privilege or right to, any person other than the parties hereto.

The above procedures for apportioning the consolidated annual net current federal and state income tax liability and expense of Northeast
Utilities and its subsidiaries have been duly authorized and agreed to by each of the below listed members of the consolidated group as evidenced by the signature of a duly authorized officer of each company:


NORTHEAST UTILITIES

By: /s/


THE CONNECTICUT LIGHT AND POWER COMPANY

By: /s/


WESTERN MASSACHUSETTS ELECTRIC COMPANY

By: /s/


HOLYOKE WATER POWER COMPANY

By: /s/

NORTHEAST UTILITIES SERVICE COMPANY

By:


NORTHEAST NUCLEAR ENERGY COMPANY

By: /s/


HOLYOKE POWER AND ELECTRIC COMPANY By

By: /s/


THE ROCKY RIVER REALTY COMPANY

By: /s/


THE QUINNEHTUK COMPANY

By: /s/


CHARTER OAK ENERGY, INC.

By: /s/


SELECT ENERGY SERVICES, INC.

By: /s/


PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

By: /s/


NORTH ATLANTIC ENERGY CORPORATION

By: /s/


NORTH ATLANTIC ENERGY SERVICE CORPORATION

By: /s/


PROPERTIES, INC.

By: /s/


SELECT ENERGY CONTRACTING, INC.

By: /s/


CL&P RECEIVABLES CORPORATION

By: /s/


REEDS FERRY SUPPLY CO., INC.

By: /s/


HEC/TOBYHANNA ENERGY PROJECT, INC.

By: /s/


NU ENTERPRISES, INC.

By: /s/


NORTHEAST GENERATION COMPANY

By: /s/


NORTHEAST GENERATION SERVICES COMPANY

By: /s/


E. S. BOULOS COMPANY

By: /s/


NGS MECHANICAL, INC.

By: /s/


WOODS NETWORK SERVICES, INC.

By: /s/


WOODS ELECTRICAL CO., INC.

By: /s/


MODE 1 COMMUNICATION, INC.

By: /s/


SELECT ENERGY, INC.

By: /s/


SELECT ENERGY NEW YORK, INC.

By: /s/


YANKEE ENERGY SYSTEM, INC.

By: /s/


YANKEE GAS SERVICES COMPANY

By: /s/


YANKEE ENERGY FINANCIAL SERVICES COMPANY

By: /s/


YANKEE ENERGY SERVICES COMPANY

By: /s/


NORCONN PROPERTIES, INC.

By: /s/